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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of National-Oilwell, Inc. for the registration of up to 6,152,500 (12,305,000 after the stock dividend to be paid on November 18, 1997) shares of its common stock and to the incorporation by reference therein of our report dated November 3, 1995, except as to Note 1 which is as of September 25, 1997, with respect to the consolidated financial statements of National-Oilwell, Inc. included in its Current Report (Form 8-K) dated November 7, 1997 filed with the Securities and Exchange Commission.

                                          Coopers & Lybrand
                                          Chartered Accountants

Edmonton, Alberta
November 10, 1997